Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS 2018 FOURTH QUARTER AND FULL-YEAR RESULTS

New York, NY - February 28, 2019 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the fourth quarter and full-year of 2018.
TSI’s earnings for the fourth quarter and full-year of 2018 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-K for the full-year ended December 31, 2018 posted at https://www.townsportsinternational.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Fourth Quarter		Full-Year
	2018	2017	2018	2017
Revenues:
Club operations	$111,926	$104,081	$437,357	$397,166
Fees and other	1,555	1,247	5,737	5,876
	113,481	105,328	443,094	403,042
Operating Expenses:
Payroll and related	44,337	34,097	168,315	145,612
Club operating	49,087	45,174	197,689	180,467
General and administrative	6,055	5,601	25,047	22,680
Depreciation and amortization	9,486	10,650	37,442	40,849
Impairment of fixed assets	—	—	2,082	6,497
	108,965	95,522	430,575	396,105
Operating income	4,516	9,806	12,519	6,937
Interest expense	3,479	3,210	13,478	12,665
Interest income	(6)	(42)	(133)	(78)
Equity in the earnings of investees and rental income	(82)	(116)	(344)	(333)
Income (loss) before benefit for corporate income taxes	1,125	6,754	(482)	(5,317)
Benefit for corporate income taxes	(962)	(14,236)	(357)	(9,686)
Net income (loss) including non-controlling interests	2,087	20,990	(125)	4,369
Less: net loss attributable to non-controlling interests	(206)	—	(202)	—
Net income attributable to TSI and subsidiaries	$2,293	$20,990	$77	$4,369
Earnings per share:
Basic	$0.09	$0.83	$—	$0.17
Diluted	$0.09	$0.81	$—	$0.17
Weighted average number of shares used in calculating earnings per share:
Basic	26,027,676	25,388,602	25,858,494	25,229,614
Diluted	26,464,881	26,025,709	26,252,137	25,948,870

Reconciliation of EBITDA and Adjusted EBITDA

	Fourth Quarter		Full-Year
	2018	2017	2018	2017
Net income (loss) including non-controlling interests	$2,087	$20,990	$(125)	$4,369
Less: net loss attributable to non-controlling interests	(206)	—	(202)	—
Net income attributable to TSI and subsidiaries	2,293	20,990	77	4,369
Interest expense, net of interest income	3,473	3,168	13,345	12,587
Benefit for corporate income taxes	(962)	(14,236)	(357)	(9,686)
Depreciation and amortization	9,486	10,650	37,442	40,849
EBITDA attributable to TSI and subsidiaries (2)	14,290	20,572	50,507	48,119
Impairment of fixed assets	—	—	2,082	6,497
Incremental expense related to the adoption of ASC 606 (1)	249	—	1,056	—
Net costs related to closing clubs and other cost-savings initiatives, net of landlord recovery	56	(848)	501	(711)
Separation expense related to headcount reductions and former executive officers	48	606	105	1,433
Personal training revenue recognized for unused and expired sessions	—	(3,557)	—	(3,557)
Adjusted EBITDA attributable to TSI and subsidiaries (2)	$14,643	$16,773	$54,251	$51,781
(1) On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 and all the related amendments (“ASC 606”) which requires the Company to defer costs related to obtaining members and expense those costs over the estimated membership life. Under previous guidance, these membership costs were expensed at the time of the respective sale.
(2) EBITDA and Adjusted EBITDA include costs related to acquisitions of $1,378 and $192 for the fourth quarter of 2018 and 2017, respectively, and $3,114 and $468 for the full-year of 2018 and 2017, respectively.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) attributable to TSI and subsidiaries plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, incremental expense related to the adoption of ASC 606, net costs related to closing clubs and other cost-savings initiatives, net of landlord recovery, separation expense related to headcount reductions and former executive officers, and personal training revenue recognized for unused and expired sessions. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) attributable to TSI and subsidiaries, operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income attributable to TSI and subsidiaries and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.
Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com